EXHIBIT 8.2
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                  HAHN, McCLURB, WATSON, GRIFFITH & BUSH, P.A.
                                ATTORNEYS AT LAW

JAMES P. HAHN*                                              P.O. BOX 38
E.V. McCLURG                                             C.V. McCLURG BLDG.
STEPHEN C. WATSON*                                     101 S. FLORIDA AVENUE
JOHN R. GRIFFITH*                                   LAKELAND, FLORIDA 33802-0038
PHILIP H. BUSH                                             (941) 688-7747
JAMES M. CRAIG, II                                       FAX 9941) 683-4582
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J. TOM WATSON
(1919-1996)

*BOARD CERTIFIED REAL ESTATE LAWYER



February 3, 1999

Board of Directors
First Federal Florida
205 East Orange Street
Lakeland, Florida  33801-4611

Dear Board Members:

     You have asked us to give certain limited opinions as to the Florida income tax consequences of the Plan of Mutual Holding Company Reorganization and Stock Issuance of First Federal Florida (the "Bank") adopted by the Board of Directors (the "Plan of Reorganization"). With respect to this opinion, the capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan of Reorganization.

     You have previously received an opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding certain federal income tax consequences to the Bank and its members under the terms of the Plan of Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Federal Tax Opinion concludes, among other things, that the mutual-to-stock conversion (the "Conversion") qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and that the Bank, the Stock Bank, MHC, and the depositors of the Bank will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan of Reorganization.

     Based on the foregoing, it is our opinion that for purposes of the Florida corporate income tax:

     1. The Bank will recognize no gain or loss as a result of the Conversion.


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February 3, 1999
Page 2

     2. Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank's common stock solely in exchange for their mutual interests (i.e., liquidation and voting rights) in Mutual Bank.

     3. The initial shareholders of Stock Bank (the former Mutual Bank members) will recognize no gain or loss upon the transfer of the Stock Bank common stock, constructively received by certain Mutual Bank depositors in the Conversion, solely in exchange for mutual interests (i.e., liquidation and voting rights) in the MHC.

     4. The MHC will recognize no gain or loss upon its receipt from the initial shareholders of Stock Bank of shares of Stock Bank common stock in exchange for mutual interests in the MHC.

     This opinion is limited to the effect of the income tax laws of the State of Florida and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Florida, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such change could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the State of Florida, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

         This opinion is based upon our understanding that the State of Florida has not specifically adopted provisions similar to those of Section 368 of the Internal Revenue Code of 1986 and that since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Internal Revenue Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted said Section 368.

     This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the depositors of the Mutual Bank, and the shareholders of Stock Bank and
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February 3, 1999
Page 3

may not be relied upon by any other person or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to FloridaFirst Bancorp's Registration Statement on Form S-1, the Bank's Form MHC-1 and Form MHC-2 to be filed with the Office of Thrift Supervision and to the reference to our opinion in the Prospectus of FloridaFirst Bancorp.

                                 Sincerely,


                                 /s/Hahn, McClurg, Watson, Griffith & Bush, P.A.
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                                    Hahn, McClurg, Watson, Griffith & Bush, P.A.